FIRST AMENDMENT TO THE AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF RESIDENTIAL CAPITAL, LLC

This First Amendment (the "Amendment") to the Amended and Restated Limited Liability Company Agreement of Residential Capital, LLC, a Delaware limited liability company (the "Company"), dated as of March 31, 2008 (the "Agreement"), by GMAC Mortgage Group LLC (the "GMAC Member") and GMAC LLC ("GMAC" or the "Preferred Member", and together with the GMAC Member, the "Members") is made as of March 31, 2009.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the GMAC Member desires to amend the Agreement to provide for additional provisions regarding the certification of the Interests;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the GMAC Member hereby agrees as follows:

Section 1.        Insertion of Section 11(d).  The following language is to be inserted as Section 11(d):

"(d)  Membership Interests.  The Company hereby irrevocably elects that all Interests (as defined below) in the Company shall constitute equity "securities" governed by (i) Article 8 of the Uniform Commercial Code in effect in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995, and any subscription paid for such Interests becomes the property of the Company and is available for its general purposes.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code, such provision of Article 8 of the Uniform Commercial Code shall be controlling.  Each certificate evidencing membership interests in the Company shall bear the following legend:  "This certificate evidences an equity interest in Residential Capital, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code."  This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation."

Section 2.         Insertion of Section 11(e).  The following language is to be inserted as Section 11(e):

"(e)  Certificates.

(i)  Right to Issue Certificates.  The ownership of an interest, either common or preferred, in the Company (an "Interest") by a Member shall be evidenced by a certificate (a "Certificate") issued by the Company.

(ii)  Form of Certificates.  Certificates attesting to the ownership of Interests in the Company shall be in substantially the form set forth in Exhibit A hereto and shall state that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to whom such Certificate is issued and that the Certificate represents a limited liability company interest within the meaning of Section 18-702(c) of the Act.  Each Certificate shall bear the following legend:

"This Certificate evidences an equity Interest in Residential Capital, LLC (the "Company") and shall be a security for purposes of Article 8 of the Uniform Commercial Code.  The Interest represented by this Certificate, and any sale, pledge, hypothecation or transfer thereof, are subject to the provisions of the Amended and Restated Limited Liability Company Agreement of the Company dated as of March 31, 2008, as amended, which places certain restrictions on the transfer of such Interest.  Any Person accepting the Interest represented by this Certificate shall agree to the provisions of such Agreement.  A copy of such Agreement will be furnished to the record holder of this Certificate without charge upon written request to the Company at its principal place of business."

(iii)  Execution.  Each Certificate shall be signed by two Officers of the Company by either manual or facsimile signature.

(iv)  Registrar.  The Company shall maintain an office where Certificates may be presented for registration of transfer or for exchange.  Unless otherwise designated, the Secretary of the Company shall act as registrar and shall keep a register of the Certificates and of their transfer and exchange.

(v)  Issuance.  The Certificates of the Company shall be numbered and registered in the interest register or transfer books of the Company as they are issued.

(vi)  Interest Holder Lists.  The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Interests.

(vii)  Transfer and Exchange.  When Certificates are presented to the Company with a request to register a transfer, the Company shall register the transfer or make the exchange on the register or transfer books of the Company if the requirements set forth in Section 19 of this Agreement for such transactions are met; provided, that any Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the holder thereof or his attorney duly authorized in writing.  The transferor shall bear the expenses related to a transfer.

The Company shall not be required to register the transfer, or exchange, any Certificate if as a result the transfer of the Interest at issue would cause the Company to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority or otherwise violation the terms of this Agreement.

(viii)  Record Holder.  Except to the extent that the Company shall have received written notice of an assignment of Interests and such assignment complies with the requirements of Section 19 of this Agreement, the Company shall be entitled to treat the individual or entity in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Interests on the part of any other individual or entity.

(ix)  Replacement Certificates.  If any mutilated Certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met.  If required by the Company, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the Company may direct, must be supplied by the holder of such lost, destroyed or stolen Certificate that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Certificate is replaced.  The Company may charge for its expenses incurred in connection with replacing a Certificate."

Section 3.         Insertion of Exhibit A.  Exhibit A is to be inserted in the form attached hereto as Annex 1.

Section 4.         Binding Effect.  Except as specifically amended or modified herein, the Agreement shall continue in full force and effect in accordance with the terms thereof.

Section 5.         Governing Law.  This Amendment is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules.

Section 6.          Captions.  The various captions in this Amendment are included for convenience only and shall not affect the meaning or interpretation of any provision of this Amendment.

Section 7.          Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 8.           Severability.  If any provision of this Amendment, or the application thereof to any party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any jurisdiction), the remaining terms of this Amendment, modified by the deletion of the unenforceable invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms of this Amendment so long as this Amendment, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Amendment will not substantially impair the respective expectations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

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IN WITNESS WHEREOF, the undersigned, as the GMAC Member of the Company, has duly executed this amendment as of the date first written above.

GMAC MORTGAGE GROUP LLC

By:	/s/ Cathy L. Quenneville
Name: Cathy L. Quenneville
Title: Secretary

ANNEX 1

EXHIBIT A

FORM OF CERTIFICATE

Number ___	Interest _____

Residential Capital, LLC,
a limited liability company formed under the laws of the State of Delaware
Limited Liability Company Interest
(within the meaning of 6 Del. Co. §18-702(c))

THIS CERTIFICATE EVIDENCES AN EQUITY INTEREST IN RESIDENTIAL CAPITAL, LLC (THE "COMPANY") AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.  THE INTEREST REPRESENTED BY THIS CERTIFICATE, AND ANY SALE, PLEDGE, HYPOTHECATION OR TRANSFER THEREOF, ARE SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY DATED AS OF MARCH 31, 2008, AS AMENDED, WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH INTEREST.  ANY PERSON ACCEPTING THE INTEREST REPRESENTED BY THIS CERTIFICATE SHALL AGREE TO THE PROVISIONS OF SUCH AGREEMENT.  A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

This Certifies that __________ is, and has been since _______, a member and the owner of __________ fully paid and non-assessable _____ Units of the above-named Company and is entitled to the full benefits and privileges of such interest, subject to the duties and obligations, as more fully set forth in the Amended and Restated Limited Liability Company Agreement.  This Certificate is transferable on the books of the Company by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Limited Liability Company has caused this Certificate, and the interest it represents, to be signed by its duly authorized officers this ___ day of _____, 2009.

______________________________	________________________________
Chief Financial Officer	Secretary\Assistant Secretary